Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of Fundamental Global Inc. of our report dated March 29, 2024, relating to our audit of the consolidated financial statements of Strong Global Entertainment, Inc. (the “Company”) as of December 31, 2023 and 2022, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Our report dated March 29, 2024 contains two emphasis of a matter paragraphs relating to the Company’s recent operational, structural and organizational changes.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

July 18, 2024